Exhibit 99(a)(2)

ARTICLES OF AMENDMENT AND RESTATEMENT
OF
MANNING & NAPIER FUND, INC.

MANNING & NAPIER FUND, INC. (the "Corporation"), a corporation organized under the laws of the State of Maryland, having its registered business address at 2405 York Road, Suite 201, Lutherville-Timonium, Maryland, 21093-2262, does hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

SECOND: The Corporation desires to amend and restate its Articles of Incorporation as currently in effect pursuant to these Articles of Amendment and Restatement.

THIRD: These Articles of Amendment and Restatement set forth every Articles of Incorporation provision currently in effect as hereinafter amended:

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FIRST:        THE UNDERSIGNED, Donald F. French, whose address is 40 Wall Street, New York, New York 10005, being more than 18 years of age, does under and by virtue of the general laws of the State of Maryland, act as incorporator to form a corporation.

SECOND:    The name of the corporation is MANNING & NAPIER FUND, INC. (hereinafter called the "Corporation").

THIRD:        The purpose or purposes for which the Corporation is formed are as follows:

(1)          To hold, invest and reinvest its funds, and in connection therewith, to hold part or all of its funds in cash, and to purchase or otherwise acquire, hold for investment or otherwise sell, assign, negotiate, transfer, exchange or otherwise dispose of or turn to account or realize upon, securities (which term "securities" shall for the purposes of these Articles of Incorporation, without limitation of the generality thereof, be deemed to include any stocks, shares, bonds, debentures, notes, mortgages or other obligations, and any options, certificates, receipts, warrants or other instruments representing rights to receive, purchase, sell or subscribe for the same, or evidencing or representing any other rights or interests therein, or in any property or assets) created or issued by any issuer (which term "issuer" shall for the purpose of these Articles of Incorporation, without limitation of the firms, generality thereof, be deemed to include any persons, associations, corporations, syndicates, combinations, organizations, governments, or subdivisions thereof), or commodities (which term "commodities" shall for the purposes of these Articles of Incorporation, without limitation of the generality thereof, be deemed to include any tangible or intangible which is, or contracts relating to which are, traded on any commodities exchange, and any contract, certificate, receipt or other instruments representing rights to receive, purchase, sell or subscribe for the same, or evidencing or representing any other rights or interests therein) or put and call options relating to securities or commodities; and to exercise as owner or holder of any securities, commodities or put and call options, all rights, powers and privileges in respect thereof; and to do any and all acts and things for the preservation, protection, improvement and enhancement in value of any or all such securities, commodities or options.

(2)          To borrow money and pledge assets in connection with any of the objects or purposes of the Corporation, and to issue notes or other obligations evidencing such borrowings, to the extent permitted by the 1940 Act (which term, the "1940 Act," shall for the purposes of these Articles of Incorporation mean the Investment Company Act of 1940, as from time to time amended, and any rule, regulation or order thereunder) and by the Corporation's fundamental investment policies under the 1940 Act.

(3)          To issue and sell shares of its own capital stock in such amounts and on such terms and conditions, for such purposes and for such amount or kind of consideration (including, without limitation thereto, securities) now or hereafter permitted by the laws of Maryland and by these Articles of Incorporation, as its Board of Directors may determine.

(4)          To purchase or otherwise acquire, hold, dispose of, resell, transfer, reissue or cancel (all without the vote or consent of the stockholders of the Corporation) shares of its capital stock, in any manner and to the extent now or hereafter permitted by the laws of Maryland and by these Articles of Incorporation.

(5)          To conduct its business in all its branches at one or more offices in Maryland and elsewhere in any part of the world, without restriction or limit as to extent.

(6)          To carry out all or any of the foregoing objects and purposes as principal or agent, and alone or with associates, or to the extent now or hereafter permitted by the laws of Maryland, as a member of, or as the owner or holder of any securities of any issuer, and in connection therewith to make or enter into such deeds or contracts with any issuer and to do such acts and things and to exercise such powers, as a natural person could lawfully make, enter into, do or exercise.

(7)          To do any and all such further acts and things and to exercise any and all such further powers as may be necessary, incidental, relative, conductive, appropriate or desirable for the accomplishment, carrying out or attainment of all or any of the foregoing purposes or objects.

The foregoing objects and purposes shall, except as otherwise expressly provided, be in no way limited or restricted by reference to, or inference from the terms of any other clause of this or any other Article of these Articles of Incorporation, and shall be regarded as independent, and construed as powers as well as objects and purposes, and the enumeration of specific purposes, objects and powers shall not be construed to limit or restrict in any manner the meaning of general terms or the general powers of the Corporation now or hereafter conferred by the laws of the State of Maryland, nor shall the expression of one thing be deemed to exclude another, though it be of like nature, not expressed; provided, however, that the Corporation shall not have power to carry on within the State of Maryland any business whatsoever the carrying on of which would create a purpose that would make it subject to a special provision under the laws of said State; nor shall it carry on any business, or exercise any powers, in any other state, territory, district or country except to the extent that the same may lawfully be carried on or exercised under the laws thereof.

FOURTH: The address of the place at which the principal office of the Corporation in the State of Maryland is located is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland, 21093-2264. The name of the resident agent of the corporation is The Corporation Trust Incorporated 2405 York Road, Suite 201, Lutherville-Timonium, Maryland, 21093-2262.

FIFTH:

(1)          The total number of shares of stock of all classes (which term, as used herein shall include a class designated as a "Series" as set forth below) which the Corporation has authority to issue is fifteen billion (15,000,000,000) shares, classified and designated as set forth below:

Name of Class of Capital Stock	Number of Shares of Capital Stock Classified
Pro-Blend Maximum Term Series Class S	125,000,000
Pro-Blend Maximum Term Series Class L	25,000,000
Pro-Blend Maximum Term Series Class R	52,500,000
Pro-Blend Maximum Term Series Class I	200,000,000
Pro-Blend Maximum Term Series Class Z	100,000,000
Pro-Blend Maximum Term Series Class W	100,000,000
Pro-Blend Conservative Term Series Class S	162,500,000
Pro-Blend Conservative Term Series Class L	25,000,000
Pro-Blend Conservative Term Series Class R	52,500,000
Pro-Blend Conservative Term Series Class I	75,000,000
Pro-Blend Conservative Term Series Class Z	100,000,000
Pro-Blend Conservative Term Series Class W	100,000,000
Pro-Blend Moderate Term Series Class S	125,000,000
Pro-Blend Moderate Term Series Class L	25,000,000
Pro-Blend Moderate Term Series Class R	52,500,000
Pro-Blend Moderate Term Series Class I	125,000,000
Pro-Blend Moderate Term Series Class Z	100,000,000
Pro-Blend Moderate Term Series Class W	100,000,000
Pro-Blend Extended Term Series Class S	125,000,000
Pro-Blend Extended Term Series Class L	25,000,000
Pro-Blend Extended Term Series Class R	52,500,000
Pro-Blend Extended Term Series Class I	200,000,000
Pro-Blend Extended Term Series Class Z	100,000,000
Pro-Blend Extended Term Series Class W	100,000,000
Diversified Tax Exempt Series Class A	100,000,000
Diversified Tax Exempt Series Class W	50,000,000
Equity Series Class S	200,000,000
Equity Series Class W	100,000,000
Overseas Series Class I	200,000,000
Overseas Series Class S	400,000,000
Overseas Series Class Z	100,000,000
Overseas Series Class W	75,000,000
High Yield Bond Series Class S	125,000,000
High Yield Bond Series Class I	100,000,000
High Yield Bond Series Class Z	100,000,000
High Yield Bond Series Class W	50,000,000
Core Bond Series Class S	125,000,000
Core Bond Series Class I	100,000,000
Core Bond Series Class Z	150,000,000
Core Bond Series Class W	150,000,000

Unconstrained Bond Series Class S	125,000,000
Unconstrained Bond Series Class I	100,000,000
Unconstrained Bond Series Class Z	100,000,000
Unconstrained Bond Series Class W	150,000,000
Disciplined Value Series Class S	100,000,000
Disciplined Value Series Class I	100,000,000
Disciplined Value Series Class Z	100,000,000
Disciplined Value Series Class W	100,000,000
Real Estate Series Class S	100,000,000
Real Estate Series Class I	100,000,000
Real Estate Series Class Z	100,000,000
Real Estate Series Class W	75,000,000
Rainier International Discovery Series Class S	100,000,000
Rainier International Discovery Series Class I	100,000,000
Rainier International Discovery Series Class Z	100,000,000
Rainier International Discovery Series Class W	100,000,000
Credit Series Class W	100,000,000
Callodine Equity Income Series Class I	100,000,000
Callodine Equity Income Series Class S	100,000,000
Callodine Equity Income Series Class Z	100,000,000
Authorized but Unclassified and Unissued	8,577,500,000

The number of the shares of stock of each class is such number, if any, of shares of unissued stock as is classified or reclassified into such class by the Corporation's Board of Directors pursuant to the authority contained in Section 2-105 of the Maryland General Corporation Law (or any successor provision). The par value of the shares of stock of each class is one cent per share. The aggregate par value of all the shares of all classes is $150,000,000. A description of each class, including any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemptions is set forth below. Unless and until the Corporation's Board of Directors classifies unissued stock into one or more classes which are in addition to a single outstanding class, or after the Board has reclassified issued stock of one or more classes into a single class, all shares of stock of the Corporation shall be of a single class designated as "Capital Stock." The Board of Directors of the Corporation may classify unissued shares into one or more additional classes which shall, together with the issued shares of stock of the Corporation, have such designations as the Board shall determine (provided that such designation shall include the word "Class"), and which shall be treated for all purposes other than as to dividends as if all shares were shares of one class. The dividends payable to the holders of each such class shall, subject to any applicable rule, regulation or order of the Securities and Exchange Commission or other applicable law or regulation, be determined by the Board and need not be individually declared but may be declared and paid in accordance with a formula adopted by the Board. The Board of Directors of the Corporation may in the alternative classify unissued shares into one or more additional classes, which shall, together with the issued shares of stock of the Corporation, have such designations as the Board may determine (provided that such designation shall include the word "Series"), and shall, subject to any applicable rule, regulation or order of the Securities and Exchange Commission or other applicable law or regulation, have the following characteristics.

(a)          All consideration received by the Corporation for the issue or sale of shares of stock of each such class, together with all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the class of shares of stock with respect to which such assets, payments, or funds were received by the Corporation for all purposes, subject only to the rights of creditors, and shall be so handled upon the books of account of the Corporation. Such assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, any asset derived from any reinvestment of such proceeds, in whatever form the same may be, are herein referred to as "assets belonging to" such class.

(b)          Dividends or distributions on shares of any such class of stock, whether payable in stock or cash, shall be paid only out of earnings, surplus or other assets belonging to such class and need not be individually declared but may be declared and paid in accordance with a formula adopted by the Board of Directors of the Corporation.

(c)          In the event of the liquidation or dissolution of the Corporation, shareholders of each such class shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to shareholders, but other than general assets not belonging to any particular class of stock, the assets belonging to such class; and the assets so distributable to the shareholders of any such class shall be distributed among such shareholders in proportion to the number of shares of such class held by them and recorded on the books of the Corporation. In the event that there are any general assets not belonging to any particular class of stock and available for distribution, such distribution shall be made to the holders of stock of all classes in proportion to the asset value of the respective classes.

(d)         The assets belonging to any such class of stock shall be charged with the liabilities in respect to such class and shall also be charged with its share of the general liabilities of the Corporation, in proportion to the asset value of the respective classes. The determination of the Board of Directors shall be conclusive as to the amount of liabilities, including accrued expenses and reserves, and as to the allocation of the same as to given class, and as to whether the same, or general assets of the Corporation, are allocable to one or more classes. The liabilities so allocated to a class are herein referred to as "liabilities belonging to" such class.

(e)          At all meetings of stockholders each stockholder of each share of stock of each such class of the Corporation shall be entitled to one vote for each share of stock irrespective of the class standing in his name on the books of the Corporation, except that where a vote of the holders of the shares of stock of any class, or of more than one class, voting by class, is required by the Investment Company Act of 1940 and/or Maryland law as to any proposal, only the holders of such class or classes, voting by class, shall be entitled to vote upon such proposal and the holders of any other class or classes shall not be entitled to vote thereon. Any fractional share, if any such fractional shares are outstanding, shall carry proportionately all the rights of a whole share, including the right to vote and the right to receive dividends.

(f)           The provisions of paragraph (2) of this Article FIFTH relating to voting shall apply when the Corporation has only one class of shares outstanding or when the Corporation has more than one class of shares outstanding but which differ only as to their dividend rights.

(g)          When the Corporation has more than one class of shares outstanding having separate assets and liabilities: (i) the redemption rights provided to the holders of the Corporation's shares shall be deemed to apply only to the assets belonging to the class of stock in question; and (ii) the net asset value per share computation as provided for in Article SEVENTH shall be applied as if each such class of shares were the Corporation as referred to in such computation, but with its assets limited to the assets belonging to such class and its liabilities limited to the liabilities belonging to such class.

(2)          At all meetings of stockholders each stockholder of the Corporation shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation. Any fractional share, if any such fractional shares are outstanding, shall carry proportionately all the rights of a whole share, including the right to vote and the right to receive dividends.

(3)          Each holder of the capital stock (which term as used in the remainder of these Articles of Incorporation shall be deemed to refer to stock of any class or series) of the Corporation, upon proper written request (including signature guarantees, if required by the Board of Directors) to the Corporation, or other proper non-written request if so determined by the Board of Directors, accompanied, when stock certificates representing such shares are outstanding, by surrender of the appropriate stock certificate or certificates in proper form for transfer, or any such other form as the Board of Directors may provide, shall be entitled to require the Corporation to redeem all or any part of the capital stock standing in the name of such holder on the books of the Corporation, at the net asset value of such shares. The method of computing such net asset value, the time as of which such net asset value shall be computed and the time within which the Corporation shall make payment therefore shall be determined as hereinafter provided in Article SEVENTH of these Articles of Incorporation. Notwithstanding the foregoing, the right of the holders of the capital stock of the Corporation to require the Corporation to redeem such capital stock shall be suspended when such suspension is required under the 1940 Act (which term the "1940 Act" shall for the purposes of these Articles of Incorporation mean the Investment Company Act of 1940 as from time to time amended and any rule, regulation or order thereunder) and may be suspended when such suspension is permitted under the 1940 Act.

(4)          All shares of the capital stock of the Corporation now or hereafter authorized shall be subject to redemption and redeemable, in the sense used in the Maryland General Corporation Law, at the redemption price for any such shares, determined in the manner set out in these Articles of Incorporation. The number of the authorized shares of the stock of any class of the Corporation shall not be reduced by the number of any shares of such class redeemed or purchased by it; shares redeemed or purchased shall be retired automatically and shall have the status of authorized but unissued stock.

(5)          Notwithstanding any provision of Maryland law requiring any action to be taken or authorized by the affirmative vote of the holders of a majority or other designated proportion of the shares, or of any class or series of shares, or to be otherwise taken or authorized by a vote of the stockholders, such action shall be effective and valid if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares (or a majority of the total number of shares of such class or series) outstanding and entitled to vote thereon pursuant to the provisions of these Articles of Incorporation.

(6)          No holder of capital stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of the capital stock of the Corporation which it may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation, or out of any shares of the stock of the Corporation acquired by it after the issue thereof, of otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.

(7)          All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation.

SIXTH: The number of Directors of the Corporation shall be six, and the names of those who shall act as such are duly chosen and qualified are as follows:

Paul J. Battaglia

Paul A. Brooke

Eunice K. Chapon

John M. Glazer

Russell O. Vernon

Chester N. Watson

However, the By-Laws of the Corporation may fix the number of Directors at a number greater or less than that named in these Articles of Incorporation and may authorize the Board of Directors, by the vote of a majority of the entire Board of Directors, to increase or decrease the number of Directors fixed by these Articles of Incorporation or by the By-Laws within a limit specified in the By-Laws, provided that in no case shall the number of Directors be less than the minimum number required by the laws of Maryland, and to fill the vacancies created by any such increase in the number of Directors. Unless otherwise provided by the By-Laws of the Corporation, the Directors of the Corporation need not be stockholders therein.

SEVENTH: The following provisions are hereby adopted for the purpose of defining and regulating the powers of the Corporation and the Directors and stockholders.

(1)          The By-Laws of the Corporation may divide the Directors of the Corporation into classes and prescribe the tenure of office of the several classes, but no class shall be elected for a period shorter than that from the time of the election following the division into classes until the next annual meeting and thereafter for a period shorter than the interval between annual meetings or for a period longer than five years, and the term of office of at least one class shall expire each year. Notwithstanding the foregoing, no such division into classes shall be made prior to the first annual meeting of stockholders of the Corporation.

(2)          The holders of shares of the Corporation shall have only such rights to inspect the records, documents, accounts and books of the Corporation as are provided by Maryland law, subject to reasonable regulations of the Board of Directors, not contrary to Maryland law, as to whether and to what extent, and at which times and places, and under what conditions and regulations such rights shall be exercised.

(3)          Any officer elected or appointed by the Board of Directors or by any committee of said Board or by the stockholders or otherwise, may be removed at any time with or without cause, in such lawful manner as may be provided in the By-Laws of the Corporation. A Director may be removed only as permitted by Maryland law.

(4)          Unless the By-Laws provide otherwise, the Board of Directors of the Corporation shall have power to hold their meetings, to have an office or offices and, subject to the provisions of the laws of Maryland, to keep the books of the Corporation, outside of said State at such places as may from time to time be designated by them.

(5)          In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the express provisions of the laws of Maryland, of these Articles of Incorporation and of the By-Laws of the Corporation.

(6)          Shares of stock in other corporations shall be voted by the President or a Vice-President, or such officer or officers of the Corporation or such other person or persons as the Board of Directors shall designate for the purpose, or by a proxy or proxies thereunto duly authorized by the Board of Directors, except as otherwise ordered by vote of the holders of a majority of the shares of the capital stock of the Corporation outstanding and entitled to vote in respect thereto.

(7)          The Corporation may enter into a management or investment advisory contract or underwriting contract and other contracts with, and may otherwise do business with any manager or investment adviser for the Corporation and/or principal underwriter of the Corporation or any subsidiary or affiliate of any such manager or investment adviser and/or principal underwriter and may permit any such firm or corporation to enter into any contracts or other arrangements with any other firm or corporation relating to the Corporation notwithstanding that the Board of Directors of the Corporation may be composed in part of partners, directors, officers or employees of any such firm or corporation, and officers of the Corporation may have been or may be or become partners, directors, officers or employees of any such firm or corporation; and in the absence of fraud the Corporation and any such firm or corporation may deal freely with each other, and no such contract or transaction between the Corporation and any such firm or corporation shall be invalidated or in any way adversely affected thereby, nor shall any director or officer of the Corporation be liable to the Corporation or to any stockholder or creditor thereof or to any other persons for any loss incurred by it or him solely because of the existence of any such contract or transaction; provided that nothing herein shall protect any director or officer of the Corporation against any liability to the Corporation or to its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

(a)          As used in this subparagraph (b) of this paragraph (7) of this Article SEVENTH, the following terms shall have the meanings set forth below:

(A)        The term "indemnitee" shall mean any present or former director, officer or employee of the Corporation (which term as used in this paragraph (7) shall include a "corporation" as defined in the applicable provisions of the Maryland General Corporation Law as it may be amended from time to time or in any successor statute concerning indemnification) and any person who while a director, officer or employee of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, any present or former investment adviser of the Corporation and the heirs, executors, administrators and successors of any of the foregoing; however, whenever conduct by an indemnitee is referred to, the conduct shall be that of the original indemnitee rather than that of the heir, executor, administrator or successor.

(B)         The term "covered proceeding" shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which an indemnitee is or was a party or is threatened to be made a party by reason of the fact or facts under which he or it is an indemnitee as defined above; provided, however, that "covered proceeding" shall not mean any proceeding by or in the right of the Corporation.

(C)         The term "covered derivative proceeding" shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought by or in the right of the Corporation, to which an indemnitee is or was a party or is threatened to be made a party by reason of the fact or facts under which he or it is an indemnitee as defined above.

(D)         The term "disabling conduct" shall mean willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office in question and, in the case of a director or former director of the Corporation, such director's or former director's failure to meet the standard of conduct set forth in applicable provisions of the Maryland General Corporation Law as it may be amended from time to time, or in any successor statutory provision, concerning such indemnification.

(E)         The term "covered expenses" shall mean judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by an indemnitee in connection with a covered proceeding or covered derivative proceeding.

(F)         The term "adjudication of liability" shall mean, as to any covered proceeding or covered derivative proceeding and as to any indemnitee, an adverse determination as to the indemnitee whether by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent.

(ii)          The Corporation shall indemnify each indemnitee to the fullest extent permitted under the laws of Maryland and under the 1940 Act, to the extent such indemnification under the 1940 Act is consonant with the fullest extent of indemnification permitted under the laws of Maryland and not otherwise limited by these Articles of Incorporation, but shall not indemnify any indemnitee for any covered expenses in any covered proceeding or covered derivative proceeding if there has been an adjudication of liability against such indemnitee expressly based on a finding of disabling conduct. Furthermore, the Corporation shall not indemnify any director or former director in contravention of the laws of Maryland, nor, specifically, in any covered derivative proceeding in which such director or former director shall have been adjudged to be liable to the Corporation.

(iii)        Except as set forth in (ii) above or as otherwise provided in the applicable provisions on indemnification contained in the Maryland General Corporation Law or any successor statute, the Corporation shall indemnify any indemnitee other than a director or former director in any covered proceeding or covered derivative proceeding, whether or not there is an adjudication of liability as to such indemnitee, and shall indemnify any indemnitee who is a director or former director for covered expenses in any covered proceeding and for only reasonable expenses in any covered derivative proceeding in which the director shall not have been adjudged liable to the Corporation, if a determination has been made that indemnification is permissible since the indemnitee was not liable by reason of disabling conduct, such determination to be made by (A) a final decision of the court or other body before which the covered proceeding or covered derivative proceeding was brought; or (B) in the absence of such court decision, a reasonable determination, based on a review of the facts, by either (I) the vote of a majority of a quorum of directors who are neither "interested persons," as defined in the 1940 Act, of the Corporation, nor parties to the covered proceeding or (II) any special independent legal counsel in a written opinion, such legal counsel to be selected in accordance with applicable provisions of the Maryland General Corporation Law concerning indemnification of directors; or (C) by the vote of the stockholders. In voting on such matter, or in giving such opinion, such directors or counsel may consider that the dismissal of a covered proceeding or covered derivative proceeding against an indemnitee for insufficiency of evidence of any disabling conduct with which the indemnitee has been charged would provide reasonable assurance that the indemnitee was not liable by reason of disabling conduct. In the event such determination is made by legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made as provided in the provision of the Maryland General Corporation Law, or any successor statute, concerning indemnification of directors.

(iv)        Covered expenses (or reasonable expenses in connection with a director's request in a covered derivative proceeding) incurred by an indemnitee in connection with a proceeding or covered derivative proceeding shall be advanced by the Corporation to such indemnitee prior to the final disposition of such proceeding upon the request of such indemnitee for such advance, upon receipt by the Corporation of (A) a written affirmation by the indemnitee of his good faith belief that he has not engaged in disabling conduct which would preclude indemnification and (B) the written undertaking by or on behalf of the indemnitee to repay the advance unless it is ultimately determined that the indemnitee is entitled to indemnification hereunder, furthermore such expenses may be advanced only if one or more of the following occurs: the indemnitee provides security for such undertaking; or the Corporation is insured against losses arising out of any lawful advances; or there shall have been a determination made in accordance with either review process provided in (iii) (B) (I) or (II) above, based on a review of the readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification and that such facts should not preclude indemnification under applicable provisions of the Maryland General Corporation Law or any successor statute on indemnification.

(v)         Nothing herein shall be deemed to affect the right of the Corporation and/or any indemnitee to acquire and pay for any insurance covering any or all indemnitees to the extent permitted by the 1940 Act or to affect any other indemnification rights to which any indemnitee may be entitled to the extent permitted by the 1940 Act and the laws of Maryland.

(8)          The computation of net asset value of each share of capital stock, as referred to in these Articles of Incorporation, shall be determined as provided in the 1940 Act, and, except as so provided, shall be computed in accordance with the following rules:

(a)          The net asset value of each share of stock of the Corporation tendered to the Corporation for redemption shall be determined as of the close of business on the New York Stock Exchange next succeeding the tender of such share;

(b)          The net asset value of each share of stock of the Corporation for the purpose of the issue of such share shall be determined as of the close of business on the New York Stock Exchange next succeeding the receipt of an order to purchase such share;

(c)          The net asset value of each share of stock of the Corporation, as of the close of business on the New York Stock Exchange on any day, shall be the quotient obtained by dividing the value, as at such close, of the net assets of the Corporation (i.e., the value of the assets of the Corporation less the liabilities of the Corporation exclusive of the par value of its shares and surplus) by the total number of shares of stock of the Corporation outstanding at such close. The assets and liabilities of the Corporation shall be determined in accordance with generally accepted accounting principles; provided, however, that in determining the liabilities, there shall be included such reserves for taxes or contingent liabilities as may be authorized or approved by the Board of Directors, and provided further that in connection with the accrual of any fee or refund payable to or by an investment adviser of the Corporation, the amount of which accrual is not definitely determinable as of any time at which the net asset value of each share of the capital stock of the Corporation is being determined due to the contingent nature of such fee or refund, the Board of Directors is authorized to establish formulae from time to time for such accrual, on the basis of the contingencies in question to the date of such determination, or on such other basis as the Board of Directors may establish;

(d)          Capital stock to be issued shall be deemed to be outstanding as of the time of the determination of the net asset per share applicable to such issuance and the net price thereof shall be deemed to be an asset of the Corporation;

(e)          Capital stock to be redeemed by the Corporation shall be deemed to be outstanding until the time of the determination of the net asset value applicable to such redemption and thereupon and until paid the redemption price thereof shall be deemed to be a liability of the Corporation;

(f)           Capital stock voluntarily purchased or contracted to be purchased by the Corporation pursuant to the provisions of paragraph 8(h) of this Article SEVENTH shall be deemed to be outstanding until the later of (i) the time of the making of such purchase or contract to purchase or (ii) the time as of which the purchase price is determined; and thereupon and until paid, the purchase price thereof shall be deemed to be a liability of the Corporation;

(g)          The net asset value of each share of the capital stock of the Corporation, as of any time other than the close of business on the New York Stock Exchange on any day, may be determined by applying to the net asset value as of the close of business on that Exchange on the preceding business day, computed as provided in paragraph 8(c) of this Article SEVENTH, such adjustments as are authorized by or pursuant to the direction of the Board of Directors and designed reasonably to reflect any material changes in the market value of securities and other assets held and any other material changes in the assets or liabilities of the Corporation and in the number of its outstanding shares which shall have taken place since the close of business on such preceding business day;

(h)          In addition to the foregoing, the Board of Directors is empowered, in its absolute discretion, to establish other bases or times, or both, for determining the net asset value of each share of capital stock of the Corporation in accordance with the 1940 Act and to authorize the voluntary purchase by the Corporation, either directly or through an agent, of shares of capital stock of the Corporation upon such terms and conditions and for such consideration as the Board of Directors shall deem advisable in accordance with the 1940 Act;

(i)           Except as otherwise permitted by the 1940 Act, payment of the net asset value of capital stock of the Corporation properly surrendered to it for redemption shall be made by the Corporation within seven days after tender of such stock to the Corporation for such purpose plus any period of time during which the right of the holders of the capital stock of the Corporation to require the Corporation to redeem such capital stock has been suspended. Any such payment may be made in portfolio securities of the Corporation and/or in cash, as the Board of Directors shall deem advisable, and no shareholder shall have a right, other than as determined by the Board of Directors, to have his shares redeemed in kind;

(j)           The Board of Directors is empowered to cause the redemption of the shares held in any account if the aggregate net asset value of such shares (taken at cost or value, as determined by the Board) is less than $25,000, or such  lesser amount as the Board may fix, upon such notice to the shareholders in question, with such permission to increase the investment in question and upon such other terms and conditions as may be fixed by the Board of Directors in accordance with the 1940 Act;

(k)          In the event that any person advances the organizational expenses of the Corporation, such advances shall become an obligation of the Corporation, subject to such terms and conditions as may be fixed by, and on a date fixed by, or determined in accordance with criteria fixed by the Board of Directors, to be amortized over a period or periods to be fixed by the Board;

(l)           Whenever any action is taken under these Articles of Incorporation under any authorization to take action which is permitted by the 1940 Act, such action shall be deemed to have been properly taken if such action is in accordance with the construction of the 1940 Act then in effect as expressed in "no action" letters of the staff of the Securities and Exchange Commission or any release, rule, regulation or order under the 1940 Act or any decision of a court of competent jurisdiction notwithstanding that any of the foregoing shall later be found to be invalid or otherwise reversed or modified by any of the foregoing;

(m)         Each prospectus of the Corporation (which term "prospectus" as used herein shall include any related statement of additional information) which is in effect from time to time relating to its shares under the Securities Act of 1933 shall be considered as part of the minutes of the proceedings of the Board of Directors of the Corporation and as reflective of action required or permitted to be taken by such Board under these Articles of Incorporation or by the By-Laws of the Corporation, whether or not copies of such prospectus are included in the minute book(s) of the Corporation; provided, however, that nothing herein contained shall affect the liability of any Director under the Securities Act of 1933 and/or the 1940 Act.

(n)         Whenever under these Articles of Incorporation, the Board of Directors of the Corporation is permitted or required to place a value on assets of the Corporation, such action may be delegated by the Board, and/or determined in accordance with a formula determined by the Board, to the extent permitted by the 1940 Act.

EIGHTH: The Corporation agrees that the words "Manning & Napier" included in the name of the Corporation shall be pursuant to a royalty-free non-exclusive license from Manning & Napier Advisors, Inc., its successors and assigns incidental to and as part of an advisory relationship between the Corporation and Manning & Napier Advisors, Inc. The license may be terminated by Manning & Napier Advisors, Inc. in the event such investment advisory relationship should cease, and thereupon the Corporation, the holders of its capital stock and its officers and directors shall promptly take whatever action may be necessary to change the Corporation's name so as to eliminate all references to the words "Manning & Napier". The Corporation further agrees that it has no objection to the use of the words “Manning & Napier" by any other entity authorized by Manning & Napier Advisors, Inc. or any successor.

NINTH: From time to time, any of the provisions of these Articles of Incorporation may be amended, altered or repealed (including any amendment which changes the terms of any of the outstanding stock by classification, reclassification or otherwise), upon the vote of the holders of a majority of the shares of capital stock of the Corporation at the time outstanding and entitled to vote, and other provisions which under the statutes of the State of Maryland at the time in force may be lawfully contained in articles of incorporation, may be added to inserted upon such a vote and all rights at any time conferred upon the stockholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article NINTH.

TENTH:  Any one or more classes of the Corporation established by the Board of Directors on or after the effective date of this Article TENTH (February 1, 2008) or any class of the Corporation which, as of such date, has no shares of capital stock issued or outstanding may, either as the successor, survivor or non-survivor, reorganize, consolidate or merge with one or more other classes of the Corporation. Any such reorganization, consolidation or merger shall be pursuant to the terms and conditions specified in an agreement and plan of reorganization authorized and approved by the Board of Directors and entered into by the relevant classes in connection therewith. In addition, such reorganization, consolidation or merger may be authorized by vote of a majority of the Directors then in office and, to the extent permitted by applicable law, without the approval of stockholders of any class. Any class created prior to the effective date of this Article TENTH (February 1, 2008) may elect to be governed by the provisions set forth in this Article TENTH; provided that, such election is authorized by the vote of the stockholders holding a majority of the shares of capital stock entitled to vote upon such matter.

The term "these Articles of Incorporation" as used herein and in the By-Laws of the Corporation shall be deemed to mean these Articles of Incorporation as from time to time amended and restated.

*          *          *          *

FOURTH: The Articles of Incorporation are not amended by the foregoing Articles of Amendment and Restatement.

FIFTH: The name and address of the Corporation’s current resident agent is set forth in Article FOURTH of the foregoing Articles of Amendment and Restatement.

SIXTH: The current address of the principal office of the Corporation is set forth in Article FOURTH of the foregoing Articles of Amendment and Restatement.

SEVENTH: The number of directors of the Corporation and the names of those currently in office is set forth in Article SIXTH of the foregoing Articles of Amendment and Restatement.

EIGHTH: The foregoing Articles of Amendment and Restatement has been approved by the Board of Directors.

IN WITNESS WHEREOF, MANNING & NAPIER FUND, INC. has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 27th day of February, 2024.

MANNING & NAPIER FUND, INC.

By:	/s/ Paul J. Battaglia
Paul J. Battaglia
President

[Seal]

Attest:

/s/Elizabeth Craig

Elizabeth Craig

Secretary

THE UNDERSIGNED, President of Manning & Napier Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment and Restatement of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment and Restatement to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/Paul J. Battaglia
Paul J. Battaglia
President